This documents has automatic paragraph numbering as follows:

                                   I- Level 1
                                  .1 - Level 2
                                  .1 - Level 3
                                  (a) - Level 4
                                  (i) - Level 5

               This document has also been Marked for TOCAGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of this 12th day of September, 2006 by and between (a) FIMGold, Limited Partnership ("FIMGold"), a limited partnership registered under the laws of the State of Israel, (b) FIMGold Ltd., a company organized under the laws of the state of Israel and the general partner of FIMGold (the "GP" and, together with FIMGold, the "Sellers"), and (c) Emblaze Ltd., a company organized under the laws of the state of Israel (the "Purchaser") (each Seller and the Purchaser is also referred to as a "Party").

         WHEREAS, the Purchaser is an Israeli public company whose shares are listed on the Official Listing of the London Stock Exchange.

         WHEREAS, FIMGold is the owner of 4,406,237 Ordinary Shares, nominal value NIS 1.00 each (the "Purchased Shares"), of Formula Systems (1985) Ltd. ("Formula"), an Israeli public company whose American Depositary Receipts, each representing one Ordinary Share, are listed on the NASDAQ Stock Market, and whose Ordinary Shares are listed on the Tel-Aviv Stock Exchange (the "TASE").

         WHEREAS, the Purchaser wishes to purchase from FIMGold and FIMGold wishes to sell to the Purchaser all of the Purchased Shares.

         WHEREAS, the parties wish to set forth the terms and conditions for the sale by FIMGold to the Purchaser of the Purchased Shares.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                     SALE AND PURCHASE OF PURCHASED SHARES;
     PURCHASE PRICE; DISTRIBUTION OF FORMULA VISION SHARES; ESCROW; CLOSING

1.1. Sale and Purchase of Purchased Shares.


                    Subject to the terms and conditions hereof, at the Closing (as defined herein), FIMGold shall sell to the Purchaser, and the Purchaser shall purchase from FIMGold, all of the Purchased Shares, which constitute as of the date hereof approximately 33.4% of the outstanding shares of Formula, free and clear of all Encumbrances (as defined below) excluding as set forth in Schedule y2.2 (which Encumbrance shall be removed on or prior to the Closing) and Sections y2.2(3) and y2.2(4) below (the "Transaction"). The Purchased Shares shall be sold for a price per share equal to US$16.00 (the "Price Per Share") and an aggregate purchase price equal to US$70,499,792 (the "Purchase Price").


                    For purposes of this Agreement, an "Encumbrance" shall mean any form of legal or security interest of a third party, including but not limited to any lien, mortgage, pledge, charge, title retention, right to acquire, hypothecation, option, right of first refusal, restriction by way of security of any kind or nature, community property interest, equitable interest, proxy, right of preemption, transfer or retention of title agreement, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any other third party right.

1.2. Distribution of Formula Vision Shares.


                    It is clarified that prior to the Closing, FIMGold shall use its best efforts to cause Formula to publicly declare a distribution of a dividend in kind of 36,696,000 of the shares it shall own as of the date of such declaration in Formula Vision Technologies (F.V.T.) Ltd. ("Formula Vision") and that the "record date" for such distribution will be set to be prior to the Closing (the "Distribution"). Accordingly, the Parties hereby agree and acknowledge that the Price Per Share and the Purchase Price as defined above, reflect such Distribution. As of the date hereof, Formula owns 36,707,129 ordinary shares of Formula Vision.

1.3. Escrow Agreement.


                    Simultaneously with the Closing, and in order to (A) partially secure repayment by Formula Vision to Formula of the Formula Vision Debt (as defined in Section y2.5) and (B) provide for the indemnification of the Purchaser in accordance with Article VII hereof with respect to any breach by the Sellers of the representations and warranties set forth in Sections y2.2 and y2.6 below, in each case all as provided for in the Escrow Agreement (as hereinafter defined), (i) at and as a condition to the Closing, FIMGold and the Purchaser shall enter into an escrow agreement in substantially the form of Exhibit y1.3 (the "Escrow Agreement") with Gross Kleinhendler Hodak Halevy Greenberg and Co. (the "Escrow Agent"), and (ii) FIMGold shall deliver one or more autonomous and unconditional bank guarantees for the aggregate sum of $10 million to the Escrow Agent (collectively, the "Bank Guarantee").


                    The Bank Guarantee shall be released or partially released by the Escrow Agent from escrow in accordance with the terms of the Escrow Agreement, it being clarified that the sum of $3.4 million out of the Bank Guarantee shall be released to FIMGold by the Escrow Agent immediately following the repayment to Formula of a sum equal to 25% of the Formula Vision Debt as of the Closing Date, all as set forth in and subject to the Escrow Agreement. With respect to the remaining $6.6 million of the Bank Guarantee, in the event that (i) Formula Vision defaults in the payment of the Formula Vision Debt to Formula, (ii) following such default the Bank Guarantee or any portion thereof is released to the Purchaser in accordance with the terms of the Escrow Agreement and (iii) following such release of the Bank Guarantee or any portion thereof to the Purchaser, the portion of the Formula Vision Debt with respect to which the default occurred is repaid to Formula in full, including all costs and expenses incurred by the Purchaser and/or Formula as a result of such default, if any, the Purchaser will deliver to the Escrow Agent all such sums released from escrow as set forth in and subject to the Escrow Agreement. The release to the Purchaser of the Bank Guarantee or any portion thereof shall not prevent the Purchaser from seeking indemnification from the Sellers in accordance with Article VII for any Damages in an amount that exceeds the amount of the Bank Guarantee or any portion thereof released to the Purchaser. For the avoidance of doubt, it is hereby clarified that the sole liability of the Sellers to the Purchaser in connection with the Formula Vision Debt shall be for the sum of the Bank Guarantees, subject to the provisions of the Escrow Agreement.

1.4. Purchase on As Is Basis.


                    Subject to Sellers' representations set in Section y2 below, the Transaction is made on an "As Is" basis and Sellers make no other representations or warranties of any kind, express or implied, as to the financial, economic and/or legal state of Formula, the Purchased Shares or otherwise.

1.5. Closing; Deliveries.


                    The sale and purchase of the Purchased Shares shall take place at a closing (the "Closing") to be held at the offices of Formula, 3 Abba Eban Blv., Herzeliya at 10:00 AM on November 10, 2006 or at such other time and place as shall be agreed to by the Parties, and in any event following the satisfaction or waiver of all conditions set forth in Section y5. The date on which the Closing occurs is referred to herein as the "Closing Date".


                    At the Closing, the following transactions shall occur and the following documents shall be delivered, which transactions shall be deemed to take place and documents shall be deemed to have been executed simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

                    (a)    FIMGold shall deliver to the Purchaser
                           the following:

                           (i) written approval from FIMGold's broker, the information of which shall be provided by FIMGold to the Purchaser prior to the Closing, that all of the Purchased Shares have been transferred in an `off-market' transaction, to a securities account to be established by the Purchaser prior to Closing.

                           (ii) Letters of resignation of each of Ishay Davidi and Yarom Oren, dated as of the Closing Date, and undated and irrevocable letters of resignation of each of Dan Goldstein and Gad Goldstein, from the board of directors of Formula and a resolution signed by all of the directors of Formula at the time such resolution is made (and in any event following the effective resignation of Messrs. Davidi and Oren from the board of Formula), electing four representatives of the Purchaser (whose directors, two of which are to fill the vacancies created on the board of Formula as a result of the resignations of Messrs. Davidi and Oren and an additional two directors which will enlarge the board to a total of nine (9) members, all in accordance with Article 41 of the Articles of Association of Formula.

                         (iii) All approvals and consents required for consummation of the Transaction as set forth on Schedule y2.3 hereto, including without limitation the consent of each of Bank Hapoalim, First International Bank of Israel and Bank Discount to the change of control of Formula, without any material change to the terms of any agreement or other document pursuant to which such consent or approval for the consummation of the Transaction is required, it being clarified that the grant by Formula of a security interest in favor of any of the foregoing banks in shares of any publicly-held subsidiary of Formula, which shares are not already subject to a security interest in favor of any of such banks and at the time of the grant of such security interest are owned by Formula free and clear of any Encumbrance, shall not be deemed a material change to the agreement or other document pursuant to which such security interest is granted to such bank (provided that, the fair market value of such additional shares at the time of the grant of a security interest therein in favor of such bank, is not substantial compared to the aggregate fair market value of the shares of Formula's subsidiaries already subject to a security interest in favor of such bank at the time of the grant of such security interest; the fair market value of such shares shall be the average of the closing prices of such shares on the relevant stock exchange(s) over the 30 days immediately prior to the date of grant of the relevant security interest).

                          (iv) Written resolutions of each of the GP and the board of directors of the GP, approving the execution, delivery and performance by FIMGold and the GP, respectively, of this Agreement and all Transaction Documents (as defined below) to which FIMGold or the GP, as the case may be, is a party, all in compliance with applicable law and, in the case of FIMGold, its partnership agreement.

                         (v) The Escrow Agreement, duly signed by FIMGold and the Escrow Agent.

                         (vi) Written certification from the accountants of Formula, setting forth the amount of the Formula Vision Debt as of the last day of the last calendar month ending prior to the Closing.

                    (b)      The Purchaser shall deliver to FIMGold
                             the following:

                         (i) The Purchase Price by wire transfer of immediately available funds (which shall be denominated in U.S. Dollars) to a bank account of FIMGold, the details of which shall be provided by FIMGold to the Purchaser prior to the Closing.

                         (ii)           The Escrow Agreement duly signed by the
                                        Purchaser.

                    (c) In addition, FIMGold shall deliver the Bank Guarantee to the Escrow Agent.

1.6. Transfer Taxes; Tax Withholding.


                    All taxes imposed upon FIMGold as a result of the sale of the Purchased Shares transferred hereunder to the Purchaser (including any taxes on income or capital gains on such) will be borne and paid by FIMGold.


                    The Purchaser shall be entitled to deduct and withhold from the Purchase Price such amounts as the Purchaser in good faith determines may be required to be deducted or withheld therefrom under the Income Tax Ordinance of Israel [New Version], 1961, as amended or under the regulations promulgated thereunder; provided that with respect to any such withholding, the Purchaser shall act in accordance with any tax withholding ruling or exemption from the Israeli Tax Authority, if obtained and delivered to the Purchaser prior to Closing. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to FIMGold.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers hereby represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is entering into this Agreement in reliance thereon:


2.1. Authorization; Binding Authority; Enforceability.


                    Each of FIMGold and the GP is duly organized and validly existing under the laws of the State of Israel, and each of them has all requisite power and authority to execute and deliver this Agreement and each other document delivered or to be delivered thereby hereunder (collectively with this Agreement, the "Transaction Documents") and to perform all of its obligations hereunder and thereunder. The execution, delivery and consummation by each of FIMGold and the GP of this Agreement and each other Transaction Document to which it is a party have been duly authorized by FIMGold or the GP, as the case may be, and all actions on the part of FIMGold or on the part of the GP necessary for the authorization, execution, delivery of and performance of all obligations of FIMGold or the GP, as the case may be, under this Agreement and the other Transaction Documents to which FIMGold or the GP, as the case may be, is a party have been taken or will be taken before the Closing; and no further consent or authorization of FIMGold or the GP, as the case may be, is or will be required at the Closing. This Agreement has been duly executed and delivered by each of FIMGold and the GP and each other Transaction Document to which FIMGold or the GP, as the case may be, is a party and constitutes or will constitute the legal, valid and binding obligation of FIMGold or the GP, as the case may be, enforceable against FIMGold or the GP, as the case may be, in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.


2.2.  Ownership; Title to Purchased Shares.  (1) FIMGold has good and valid title to all of the Purchased Shares, subject only to the Encumbrances set forth in Schedule y2.2 attached hereto and to the provisions of subsections (3) and (4) below. FIMGold is the sole beneficial owner of all of the Purchased Shares. The Purchased Shares constitute FIMGold's entire direct and beneficial holdings in Formula as of the date hereof and none of the Sellers owns any option or other right that is convertible into or exercisable for any other securities, equity or ownershi interest of Formula, except for the Purchased Shares. (2) At the Closing, FIMGold shall deliver and convey to the Purchaser good and valid title to, and all rights to vote, all of the Purchased Shares, which at the Closing shall be free and clear of any Encumbrances other than as set forth in subsections (3) and (4) below. (3) At the Closing, (a) 2,006,237 of the Purchased Shares shall not be subject to any transfer restrictions under the Israeli Securities Law, 1968 and the rules promulgated thereunder (the "Israeli Securities Law") and (b) 2,400,000 of the Purchased Shares, which were purchased by FIMGold from Formula in a private placement on March 3, 2005, shall be subject to certain restrictions on transfer under the Israeli Securities Law, including but not limited to volume limitations. (4) All of the Purchased Shares are "restricted securities", as defined in Rule 144 under the U.S.Securities Act of 1933, as amended ("Securities Act").

2.3.  No Violations.  Subject to obtaining the consents and approvals  required for the consummation of the Transactions, as set forth in Schedule y2.3 attached hereto, the execution, delivery and performance by FIMGold of this Agreement do not, and the execution, delivery and performance by FIMGold of each other Transaction Document to which it is a party will not, with or without the giving of notice or lapse of time or both, conflict with, or result in a breach or violation of, or a default under, or give rise to any right of first refusal, tag-along rights, pre-emptive rights or other rights with respect to any of the Purchased Shares, result in the creation of any Encumbrance on any of the assets or properties of Formula or on any of the Purchased Shares, or conflict with, or result in a breach or violation of, or a default under, or trigger any "change of control" right in, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation under (i) assuming the correctness of the representation of the Purchaser in Section y3.5 below, any applicable law, rule, regulation or license to which any of the Purchased Shares are subject, (ii) the partnership agreement of FIMGold or the Memorandum of Association or Articles of Association of each of the GP and Formula or (iii) any agreement to which any Seller is a party or commitment to which it is obligated.

2.4. No Consents Required. Except as set forth in Schedule y2.3 attached hereto and assuming the correctness of the representation of the Purchaser in Section y3.5below, the execution, delivery and consummation by FIMGold of each Transaction Document to which it is a party do not require any Seller to obtain any consents or approvals of, conduct filings or registrations with, or notification to, any third party (including, but not limited to, governmental agencies or regulatory authorities), which have not been received, made or provided, as applicable, before the signing of this Agreement.

2.5.  Formula Vision Debt.
                    As of August 31, 2006, the aggregate amount owed by Formula Vision to Formula, which amount is represented by the debentures issued by Formula Vision to Formula in 2001 and 2002, totaled NIS 214,278,045 (as may be adjusted from time to time as set forth in the debentures, the "Formula Vision Debt"). Pursuant to Note no. 1 of the Audited Financial Statements of Formula Vision in respect of the period ending December 31, 2005, Formula Vision has advised its shareholders that (i) it intends to liquidate certain investments in order to create a positive cash flow that will enable it to meet its debt repayment obligations and increase its shareholders equity, (ii) it is currently engaged in the preparation of documents relating to a rights offering, through which it will raise an amount that will provide it on December 31, 2006 with positive cash flow necessary to meet its short term debt repayment obligations and (iii) the holders of 24% of its outstanding share capital have agreed that if the foregoing liquidation of investments shall be insufficient to enable Formula Vision to meet its short-term debt repayment obligations as of December 31, 2006, such shareholders shall participate in the foregoing rights offering pro rata to their holdings in Formula Vision. FIMGold hereby agrees that, as such 24% shareholder, if the foregoing liquidation of investments shall be insufficient to enable Formula Vision to meet its short-term debt repayment obligations as of December 31, 2006, FIMGold shall, and the GP shall cause FIMGold to, participate in the foregoing rights offering pro rata to FIMGold's holdings in Formula Vision at such time.

2.6. Public Reports of Formula. To the Sellers' best knowledge, none of the publicly filed reports of Formula, at the time such report was filed with the applicable governmental authority, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not materially misleading.




                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER


         The Purchaser hereby represents and warrants to FIMGold as follows and acknowledges that FIMGold is entering into this Agreement in reliance thereon:

3.1. Organization. The Purchaser is duly organized and validly existing under the laws of the State of Israel.

3.2. Authorization; Binding Authority; Enforceability.

   (a) ThePurchaser has full corporate power and authority (including the approvals of all applicable corporate organs) to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to purchase the Purchased Shares from FIMGold pursuant to the provisions of this Agreement, and no further consent or authorization of the Purchaser is or will at the Closing be required. The execution, delivery and consummation by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party have been duly authorized by Purchaser and all actions on the part of Purchaser and its relevant corporate organs necessary for the authorization, execution, delivery of and performance of all obligations of Purchaser under this Agreement and the other Transaction Documents to which Purchaser is a party have been taken; and no further consent or authorization of Purchaser or of any of its corporate organs, is or will be required at the Closing.

(b) This Agreement has been duly executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

3.3. No Violations. The execution, delivery and performance by the Purchaser of this Agreement will not, with or without the giving of notice or lapse of time or both, (i) violate any laws, rules, regulations or licenses applicable to the Purchaser; (ii) violate, conflict with, terminate, modify or constitute a breach of, or a default under, the organizational documents of the Purchaser or any agreement to which the Purchaser is a party or a commitment to which it is obligated; or (iii) require any consents or approvals from any governmental agency, regulatory authority or any other party to any agreement to which the Purchaser is a party.

3.4. Investment. The Purchased Shares are purchased only for investment, for the Purchaser's own account, not as an agent or a representative and without any present intention to sell or distribute them. The Purchaser is aware that FIMGold is an "affiliate" of Formula, as the term is defined in the Securities Act and in Rule 144 thereunder, and that the Purchased Shares are deemed to be "restricted securities" pursuant to the foregoing rule. The Purchaser possesses sufficient monetary means for the full payment of the Purchase Price. The Purchaser is an experienced investor and has the capacity to protect its own interests in connection with the purchase of the Purchased Shares hereunder and has the ability to bear the economic risk of its investment. The Purchaser has had an opportunity to obtain information regarding Formula and ask questions and receive answers from the management of Formula.

3.5. Annual Revenues of Purchaser in Israel in 2005. The annual revenues of the Purchaser and of its subsidiaries for the year ended December 31, 2005 in Israel, for the purpose of
                    Section 17(a)(2) of the Restrictive Trade Practices Law 5748-1988 and the regulations promulgated thereunder, did not exceed the sum of NIS 10,000,000.

3.6. Purchase on As is Basis. The Purchaser hereby acknowledge that, subject to Section y2 above, it is acquiring the Purchased Shares on an "As-Is" basis, and by signing this agreement the Purchaser is waiving any and all claims that it has or may have in the future against the Sellers with respect to the Purchased Shares other than if arising from
                    (i) a breach of any of the representations of the Sellers in Section y2, (ii) fraud or (iii) any breach of this Agreement by FIMGold.


                                   ARTICLE IV
                                    COVENANTS


4.1.                No Transfer,  etc. of Formula  Shares.
                    Following the date hereof and through the earlier of (A) termination of this Agreement and (B) the Closing, FIMGold shall not, and the GP shall cause FIMGold not to, directly or indirectly, (1) offer for sale, sell, pledge, create or let to be created an Encumbrance with respect to or otherwise dispose of or grant any right in (or enter into any transaction or device which is designed to result in the disposition or granting of any right at any time in the future) any of the Purchased Shares, or sell or grant options, rights or warrants with respect to any of the Purchased Shares, or (2) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any of the Purchased Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of securities, in cash or otherwise.

4.2. No Transfer, etc. of Formula Vision Shares. Following the Closing Date and through the full repayment by Formula Vision of the Formula Vision Debt, FIMGold shall not, and the GP shall cause FIMGold not to, directly or indirectly,
                    (1) offer for sale, sell to or otherwise transfer or grant any Right (as defined below) in (or enter into any transaction or device which is designed to result in the disposition or granting of any Right at any time in the future) any of the shares of Formula Vision to be owned by FIMGold immediately following receipt of shares pursuant to the Distribution ("FIMGold Shares"), or sell or grant options, Rights or warrants with respect to any of the FIMGold Shares, or (2) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the FIMGold Shares, in each case other than a transfer of such FIMGold Shares to a person that assumes all of the obligations, covenants and agreements of FIMGold set forth in Sections y4.2 and y4.3 therein with respect to the period through the full repayment by Formula Vision of the Formula Vision Debt, which transfer, except to a Permitted Transferee (as defined below), shall be subject to the Purchaser's prior approval, not to be unreasonably withheld.


                    "Permitted Transferee" shall mean an entity that, directly or indirectly, (x) controls, is controlled by or is under common control with FIMI Opportunity Fund L.P. and/or (y) is controlled by Dan Goldstein, and the term `control' shall have the meaning ascribed to such term in the Israeli Securities Law.


                    "Right" shall mean a right of any kind (including the right to vote such shares) but excluding any security interest of a Third Party Lender (as hereinafter defined), which exclusion shall include but shall not be limited to, any lien, mortgage, pledge or charge in favor of such Third Party Lender.


                    "Third Party Lender" shall mean a financial institution that grants loans in its ordinary course of business and which is not a FIMGold Affiliate (as defined in Section 4.3 below).

4.3.                Conduct of Business of Formula and Formula Vision.


                    Following the date hereof and through the earlier of (i) termination of this Agreement and (ii) full repayment by Formula Vision to Formula of the Formula Vision Debt, the Sellers shall use their best efforts to cause Formula Vision not to, without the prior written consent of the Purchaser:

                (A) declare, set aside, pay or make any dividend or other distribution with respect to any of Formula Vision's share capital then held by FIMGold or by any FIMGold Affiliate (as defined below), or redeem, repurchase or otherwise acquire any of Formula Vision's share capital or other Formula Vision securities, then held by FIMGold or by any FIMGold Affiliate or any rights, options or warrants to acquire any such shares or other securities; or accelerate the vesting schedule or otherwise revise any terms of any option or other right to purchase securities of Formula Vision then held by FIMGold or by any FIMGold Affiliate;

                (B) (i) enter into any transaction with FIMGold, or any FIMGold Affiliate (including any waiver or release of any rights or claims against FIMGold or against any FIMGold Affiliate), or (ii) make any payments or transfer any property to or on behalf of FIMGold or any FIMGold Affiliate (in each case other than (1) pursuant to currently existing agreements with FIMGold or any such FIMGold Affiliate (which shall not be amended in favor of FIMGold or any such FIMGold Affiliate that is party to such existing agreement), and (2) reimbursements of ordinary and necessary business expenses of FIMGold or any FIMGold Affiliate incurred in connection with their employment with or service to Formula Vision); or

                (C) undertake or enter into any agreement to take any of the types of action described in sub-clauses (A) through (B).


                    "FIMGold Affiliate" shall mean (a) any officer or director of FIMGold, (b) any direct holder of any partnership interest in FIMGold, (c) any person that has the right to appoint the general manager or the general partner of FIMGold or (d) any `Relative' (`Karov', as defined in the Companies Law, 1999) of any individual referred to in any of clauses (a) through (c).


                    Following the date hereof and through the earlier of (A) termination of this Agreement and (B) the Closing, the Sellers will use their best efforts to cause Formula: (1) not to, except as contemplated by this Agreement, engage in any activity that is outside the ordinary course of business, (2) to continue to operate its business in the ordinary course, and not to, without the prior written approval of the Purchaser, deviate from, or modify in any manner, its ordinary course of business, and (3) to use commercially reasonable efforts to (I) preserve its current business, (II) retain the services of its present officers, employees, consultants and agents so as to ensure compliance with the Closing conditions and (III) maintain good business relationships with third parties having business dealings with it. Nothing herein shall be deemed to restrict FIMGold from allowing Formula to take actions that are required to be taken under this Agreement in order to consummate the Closing or that are otherwise permitted herein.

4.4. No Shop. Following the date hereof and through the earlier of (i) termination of this Agreement and (ii) the Closing, none of Sellers shall solicit, initiate, induce, facilitate or encourage the making, submission or announcement of any proposal for the Acquisition (as defined below) of any of the Purchased Shares or of Formula or all or substantially all of its assets (an "Acquisition Proposal") or an inquiry in this respect (an "Acquisition Inquiry"), furnish any nonpublic information regarding Formula or any of its subsidiaries or holding companies in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry; approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition of any of the Purchased Shares or of Formula; and if any Seller or Formula receives any written Acquisition Inquiry or written Acquisition Proposal between the date hereof and the earlier of (i) termination of this Agreement and (ii) the Closing, the respective Seller shall immediately notify the Purchaser in writing of such Acquisition
                    Inquiry or Acquisition Proposal, including all terms thereof (including but not limited to the identity of the person making it), and shall immediately deliver to the Purchaser all documents received by such Seller or Formula or any affiliate or agent or other representative of any of them in connection with any such Acquisition Inquiry or Acquisition Proposal.


                    "Acquisition" means (i) a transaction or series of related transactions pursuant to which any person or group of persons acquires or would acquire beneficial ownership of a control interest in Formula, whether from FIMGold or pursuant to a tender offer, exchange offer or otherwise;
                    (ii) a merger, consolidation, business combination, reorganization or share exchange pursuant to which any person or group of persons acquires or would acquire a control interest in Formula, or a recapitalization, liquidation, dissolution or similar transaction involving Formula; (iii) any transaction or series of transactions which would result in any third party, un-affiliated with FIMGold or Formula, acquiring a control interest in Formula or in Formula's business (whether by purchase of assets, acquisition of share capital or otherwise); or (iv) any combination of the foregoing, in each case other than to the Purchaser pursuant to this Agreement. For the purpose hereof, the term `control' shall have the meaning ascribed to such term in the Securities Law - 1968.

4.5. Further Assurance, Regulatory Approvals. Subject to the terms and conditions of this Agreement and applicable law, each Party will use its commercial reasonable efforts to take, or cause to be taken, all actions required to be taken by such Party, and to do, or cause to be done, all things required to be done by such Party and that are reasonably necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Transaction as soon as practicable. From time to time, each Party will execute and deliver, or cause to be executed and delivered, all such reasonable documents and instruments and will take, or cause to be taken, all such reasonable actions, as may reasonably be deemed necessary or desirable to consummate the Transaction. Each of FIMGold and the Purchaser shall cause their respective legal counsel and tax advisers to coordinate all activities and to cooperate with each other. Without derogating from the generality of the foregoing:

4.5.1. each Party undertakes to use its best efforts to make, as promptly as possible following the date hereof, any filings required under any applicable laws to be made by such Party for the consummation of the Transaction;

4.5.2. each Party shall promptly after the execution of this Agreement apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by such Party for the consummation of the Transaction; and

4.5.3. following the date hereof and until the earlier of (i) the Closing or (ii) termination of this Agreement, FIMGold shall, and the Sellers shall cause it to, vote all of the Purchased Shares at any meeting or in connection with a written consent of the shareholders of Formula against
                                (i) any Acquisition of Formula and (ii) the sale of all or substantially all of the assets of Formula.


                    Without derogating from the foregoing, (i) neither any Seller nor anyone on either Seller's behalf shall take any action with the intention that same will adversely affect the business of Formula between the date hereof and the Closing, and (ii) each Seller shall, as promptly as practicable, inform the Purchaser in the event that any of Formula's customers advises Formula or such Seller of its intention not to continue its engagement with Formula should the Transaction be consummated. In such event, the Sellers and the Purchaser shall, and the Sellers shall cause Formula to, reasonably cooperate with each other in attempting to reduce such customer's concerns and securing its continued business relationship with Formula after Closing.

4.6. Notification of Certain Matters. From the date hereof and through the earlier of (i) termination of this Agreement and
                    (ii) the Closing Date (except with respect to clause (C) below, as to which the obligation to provide notice shall terminate upon the earlier of termination of this Agreement and 12:00 pm on September 29, 2006), the Sellers shall give prompt notice in writing to the Purchaser upon becoming aware of the occurrence or non-occurrence of (Ai) any event which will or is reasonably likely to result in the failure of any covenant, agreement or condition in this Agreement to be complied with or satisfied by the Sellers or in any representation and warranty given hereunder by either
                    Seller to be inaccurate in any material respect, (B) any legal action or proceeding or investigation by or before any governmental authority or arbitrator initiated by or against it or known by it to be threatened against it or any of its directors, officers, employees or interest holders in their capacity as such, in each case other than if such legal action or proceeding or investigation was known to the Purchaser on the date of this Agreement, or
                    (C) any event occurring following the date of this Agreement and through 12:00 pm on September 29, 2006 that may result in a Material Adverse Effect (as defined below) to Formula; provided that the delivery of any notice pursuant to this Section y4.7 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgement or admission of a breach of this Agreement. No disclosure by any Party pursuant to this Section y4.7 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.


                    "Material Adverse Effect" shall mean any act, omission, fact, occurrence, circumstance or condition that has or is reasonably likely to have a material adverse effect on, or cause a material adverse change in, (i) the condition (financial or otherwise), properties, business, results of operations, assets, liabilities or prospects of the subject person and its subsidiaries taken as a whole and arising from events that occurred following the date of this Agreement (even if the cause underlying such event has occurred prior to the date hereof), (ii) the enforceability of the Transaction Documents or (iii) the subject person's ability to perform its obligations under the Transaction Documents or consummate the Transaction, but shall not include an adverse effect or adverse change resulting (A) from any change to the trading price of the ordinary shares of Formula or any of its publicly traded subsidiaries, in each case in and of itself (i.e., not from the cause underlying such change), or (B) primarily from (1) effects, changes, events, circumstances or conditions generally affecting the industry or markets in which the subject person operates or arising from changes in general business or economic conditions, or (2) any breach by any Party of the covenants set forth in the last paragraph of Section 4.5.

4.7. Public Announcements. No press release or announcement concerning the Transaction will be issued by FIMGold or the Purchaser or any affiliate thereof without the prior written consent of the Purchaser or FIMGold, respectively, except as such release or announcement may be required by applicable law, rule or regulation or under this Agreement, in which case the Party required to make the release or announcement will allow the opposing Party reasonable time (subject to the timing required under the applicable law for such release or announcement to be made) to comment on such release or announcement in advance of such issuance and shall incorporate into such press release or announcement all of the opposing Party's reasonable comments thereto


                    The foregoing shall not be in limitation of the Parties' obligations hereunder to take such actions as required for the consummation of the Transaction.

4.8. Releases and Waivers. For and in consideration of the aggregate Purchase Price, to the extent permitted under applicable law, except:


                    (i) for any breach of or claim under any of the Transaction Documents and any Damages (as defined below) with respect thereto, either in contracts, torts or under applicable law,


                    (ii) if arising from any rights of any of Ishay Davidi, Yarom Oren, Dan Goldstein and/or Gad Goldstein pursuant to
                    (x) any indemnification undertakings they have from Formula in their capacity as officers and/or directors of Formula,
                    (y) pursuant to any directors and officers insurance policy obtained by Formula in respect of which they are beneficiaries, and/or (z) otherwise in their capacity as office holders of Formula, and/or


                    (iii) with respect to any counterclaim or any other legal action of any kind, filed by it, in connection with a lawsuit filed against it by Formula or any affiliate thereof, by the Purchaser or any affiliate thereof or, in connection with any third party claim against Formula and its officers, directors and/or shareholders, effective as of the Closing Date, FIMGold hereby releases, acquits and forever discharges Formula and each of its present and former officers, directors, employees, representatives, advisors and agents (solely in their capacities as such) and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, Damages, debts, costs, expenses, responsibilities, contracts, agreements, legal actions and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which FIMGold or any of its affiliates, heirs, executors, administrators, successors or assigns ever had, now has or may have or shall have against such persons, in each case, only if arising out of any matters, causes, acts, claims, circumstances or events occurring or failing to occur or conditions, existing at or prior to the Closing.


                    "Damages" means any and all losses, liabilities, claims, damages, deficiencies, diminutions in value, fines, payments, costs and expenses, however arising and whether or not resulting from a third party claim (including all related taxes); all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and reasonable costs and expenses, including reasonable attorneys', accountants' and other experts' fees and expenses, incurred in investigating, preparing for or defending against any legal action or in asserting, preserving or enforcing the rights of any person.

4.9. Directors and Officers Insurance. Subject to any applicable law (as may be amended from time to time), the Purchaser undertakes to maintain the current directors and officers insurance policies of Formula and its subsidiaries (the "Existing D&O Policies"), which shall include insurance coverage for a sum that is no less than, and on all other terms substantially similar to, those contained in the Existing D&O Policies ("Current Coverage"), in a manner that will cover any claim against any of Ishay Davidi, Yarom Oren, Dan Goldstein and/or Gad Goldstein in respect of their serving as officers and/or directors of Formula or any of its subsidiaries (excluding Formula Vision) prior to the date on which they cease to be office holders of Formula, until expiration of the limitation period for any such claim (`run-off insurance'). Notwithstanding the foregoing, in order to comply with the foregoing, the Purchaser may substitute for any Existing D&O Policy, a policy or policies providing for the Current Coverage. The Purchaser shall provide to the Sellers a copy of any policy that substitutes the Existing D&O Policy and any substitute policy therefor, promptly after such policy is obtained by the Purchaser.


                                    ARTICLE V
                              CONDITIONS TO CLOSING

5.1. Conditions to the obligation of Purchaser to Close:


         The obligation of the Purchaser to consummate the Transaction is subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in writing, in whole or in part, by the Purchaser, which waiver shall be at the sole discretion of the Purchaser:

                 (a) Representations and Warranties. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all respects as of the date of this Agreement and (after giving effect to the events and situations disclosed under paragraph (c) below) as of the Closing with the same effect as if made on such date (except for any representation or warranty made as of a particular date, which shall be true and correct in all respects as of such date).

                 (b) Performance of Obligations of the Sellers. Each and all of the covenants and agreements of the Sellers to be performed or complied with pursuant to the Transaction Documents on or prior to the Closing Date shall have been performed and complied with in all respects.

                 (c) Compliance Certificate. Each Seller shall have delivered to the Purchaser a certificate (which in the case of FIMGold shall be signed by the GP) in the form of Exhibit y5.1(c), (i) certifying that the conditions specified in Sections y5.1(a) and y5.1(b) hereof have been fulfilled (with respect to such Seller), and (ii) to the extent applicable, disclosing any situation or event that shall have occurred following the date hereof and through the Closing and which, had such event occurred or situation existed, as the case may be, prior to the date hereof, would be required to be disclosed by the Sellers hereunder.

                (d) Delivery of Documents. All Closing deliveries of FIMGold as specified in Section y1.5 shall have been delivered by FIMGold.

                (e) No Tax Liabilities. Formula shall not have incurred any tax liabilities as a result of the Distribution (except for the duty to withhold and transfer to the Israeli tax authorities withholding tax, which shall be paid out of proceeds from the sale of ordinary shares of Formula Vision retained by Formula for such purpose) which shall not have been paid by the Sellers.

5.2. Conditions to the obligation of the Sellers to Close.


       The obligation of the Sellers to consummate the Transaction is subject to the fulfillment at or before the Closing of the following conditions, each of which may be waived in writing by the Sellers, which waiver shall be at the sole discretion of the Sellers:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all respects as of the date of this Agreement and (after giving effect to the events and situations disclosed under paragraph (c) below) as of the Closing with the same effect as if made on the date hereof (except for any representation or warranty made as of a particular date, which shall be true and correct in all respects as of such date).

(b) Performance of Obligations of the Purchaser. Each and all of the covenants and agreements of the Purchaser to be performed or complied with pursuant to the Transaction Documents on or prior to the Closing Date shall have been performed and complied with in all respects.

(c) Compliance Certificate. The Purchaser shall have delivered to the Sellers a certificate signed by its Chief Financial Officer in the form of Exhibit y5.2(c), (i) certifying that the conditions specified in Sections y5.2(a) and y5.2(b) hereof have been fulfilled, and (ii) to the extent applicable, disclosing any situation or event that shall have occurred following the date hereof and through the Closing and which, had such event occurred or situation existed, as the case may be, prior to the date hereof, would be required to be disclosed by the Purchaser hereunder.

(d) Delivery of Documents. All Closing deliveries of the Purchaser as specified in Section y1.5 shall have been delivered by the Purchaser.

(e) Declaration of Distribution. Formula shall have publicly declared the Distribution; provided that such declaration shall be a condition to the obligation of the Sellers to consummate the Transaction only if the Sellers shall have used their best efforts and taken all actions reasonably necessary or advisable to cause such declaration to have been made. If the Sellers waive this condition and consummate the Transaction notwithstanding the fact that the Distribution shall not have been declared, there shall be no adjustments to the Purchase Price.


                                   ARTICLE VI

                                   TERMINATION

6.1. Termination. This Agreement may be, and with respect to paragraph (f) below shall be, terminated and the Transaction abandoned as follows:

(a) at any time prior to the Closing, by the mutual written agreement of the Purchaser and FIMGold;

(b) at any time prior to the Closing, by either of the Purchaser and FIMGold, in the event that the Closing shall not have occurred by November 10, 2006, provided, however, that the right to terminate this Agreement under this Section y6.1y(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or results in, the failure of the Closing to occur on or before such date, and further provided that the right to terminate this Agreement under this Section 6.1(b) shall be notwithstanding the provisions of Sections 6.1(c),(d) and (e) below;

(c) at any time prior to the Closing, by written notice by the Purchaser to FIMGold if there shall have been a breach of any representation, warranty, covenant or undertaking on the part of FIMGold set forth in this Agreement or any other Transaction Document which is material to this Agreement as a whole, provided that if such breach or misrepresentation is curable by FIMGold, then the Purchaser shall give written notice of such breach or misrepresentation to FIMGold and it shall only be entitled to give the notice of termination if such breach or misrepresentation shall not have been cured within 10 days from the date of the Purchaser's notice notifying of such breach or misrepresentation;

(d) at any time prior to the Closing, by written notice by FIMGold to the Purchaser, if there shall have been a breach of any covenant, representation, warranty or undertaking on the part of the Purchaser set forth in this Agreement or any other Transaction Document which is material to this Agreement as a whole, provided that if such breach or misrepresentation is curable by the Purchaser, then FIMGold shall give written notice of such breach to the Purchaser, and it shall only be entitled to give the notice of termination if such breach shall not have been cured within 10 days from the date of notice from FIMGold notifying of such breach;

(e) at any time prior to the Closing, if there shall be any law that makes consummation of the Transaction illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any governmental authority having competent jurisdiction enjoining any Party from consummating the Transaction is entered and the ruling, judgment, injunction, order or decree shall have become final and non-appealable and, prior to that termination, the Parties shall have used reasonable efforts to resist, resolve or lift, as applicable, any law, ruling, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to any Party whose breach of any provision of this Agreement or other action results in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted, resolved or lifted, as applicable; or

(f) by the Purchaser, by providing to FIMGold written notice to be received by FIMGold not later than 10:00 am on October 1, 2006, that a Material Adverse Effect has occurred with respect to Formula following the date hereof and prior to the time of delivery of such notice; and upon delivery of such notice this Agreement shall be deemed to have been terminated and abandoned. If the Purchaser does not deliver such notice to FIMGold by such time, the Purchaser shall be deemed to have confirmed that no Material Adverse Effect has occurred with respect to Formula through such time.

6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to 6.1, this Agreement shall thereafter become void and have no effect, without any liability on the part of any Party in respect thereof, except that (i) nothing herein will relieve any Party from liability for any breach of any representation, warranty, covenant or agreement in this Agreement and (ii)this section
                    6.2 and Section 8 shall survive termination of this Agreement. Without limiting the foregoing, if the Purchaser terminates this Agreement pursuant to Section 6.1(f), the Sellers shall not be prevented from raising any claims with respect to such termination.


                                   ARTICLE VII
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1. Survival. The representations and warranties of each of the Sellers and the Purchaser contained herein will survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and will continue in full force and effect for a period of thirty six (36) months from the Closing Date, other than the representations set forth in Section 2.2, which shall survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and shall continue until expiration of the applicable statute of limitations (in each case, the "Expiry Date") and shall then expire.

7.2. Indemnification Obligation. The Sellers shall indemnify, defend and hold harmless the Purchaser, and the Purchaser shall indemnify, defend and hold harmless the Sellers, from and against any and all Damages as incurred or suffered by the Purchaser or by the Sellers, respectively, based upon, arising out of or otherwise in any way relating to or in respect of (i) any breach of any representation or warranty made by the Sellers or the Purchaser, respectively, in any Transaction Document or (ii) any breach or violation of any covenant or agreement of the Sellers or the Purchaser, respectively, contained in any Transaction Document, in each case provided that written notice of such Damages and the basis thereto, have been received by the indemnifying party no later than the applicable Expiry Date.

7.3. Procedures for Indemnification. If a claim or demand is made against a Party (an "Indemnitee"), or an Indemnitee shall otherwise learn of an assertion, by any person who is not a Party (and who is not an affiliate of a Party) (a "Third Party Claim") as to which a Party (the "Indemnifying Party") may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim.


                    The Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party will keep the Indemnitee fully informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Indemnitee will reasonably cooperate with the Indemnifying Party in the defense thereof if requested by the Indemnifying Party. No Indemnitee will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnifying Party's prior written consent.

7.4. Certain Limitations. No loss, liability, damage or deficiency shall constitute Damages to any Party to the extent of any insurance proceeds actually received by such Party with respect to such loss, liability, damage or deficiency. The amount of Damages for which indemnification is provided under this Agreement will be (i) increased to take account of any tax cost incurred (grossed up for such increase) by the Indemnitee arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the purchase price for tax purposes) and (ii)reduced to take account of any tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Damages. Notwithstanding anything contained herein to the contrary, (i) neither Party will be entitled to any recovery under this Agreement for any consequential, incidental or indirect Damages (including any loss of profit), (ii) the aggregate liability of a Party under this Agreement for Damages or otherwise in the event of a breach of this Agreement by such Party (which in case of the Purchaser shall be in addition of the obligation of the Purchaser to pay the Purchase Price hereunder), will in no event exceed the sum of the Purchase Price, and (iii) the indemnification provisions of this Section 7 shall be the sole remedy of the Parties in the event of a breach of this Agreement.


                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1. Expenses. Each Party hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the other Transaction Documents and the consummation of the Transaction.

8.2. Notices. All notices required or permitted hereunder to be given to a Party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered on a business day, on the day of delivery and if not on a business day on the following business day, (ii) if given by facsimile transmission on a business day, on the day on which such transmission is sent and confirmed and if not on a business day on the following business day, (iii) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to such Party's address as set forth below or at such other address in Israel as such Party shall have furnished to the other Party in writing in accordance with this provision:


         If to FIMGold:
         c/o FIMI Opportunity Fund, L.P.
         Rubinstein House
         37 Menachem Begin Road
         Tel Aviv, Israel
         Facsimile:  +972-3-565-2245
         Attn.:  Ishay Davidi

         with a copy to:
         Sharon Amir, Adv.
         Naschitz, Brandes & Co.
         5 Tuval Street
         Tel Aviv, Israel
         Facsimile: +972-3-623-5106

         with a copy to:
         Oded Eran, Adv.

         Goldfarb, Levy, Eran, Meiri & Co.
         2 Weizmann Street
         Tel-Aviv, Israel
         Facsimile: +972-3-6089909


         If to the GP:
         c/o FIMI Opportunity Fund, L.P.
         Rubinstein House
         37 Menachem Begin Road
         Tel Aviv,, Israel
         Facsimile:  +972-3-565-2245
         Attn.: Ishay Davidi

         with a copy to:
         Sharon Amir, Adv.
         Naschitz, Brandes & Co.
         5 Tuval Street
         Tel Aviv, Israel

         Facsimile: +972-3-623-5106


         If to the Purchaser:
         22 Zarhin Street
         Ra'anana, Israel
         Facsimile:+972-9-769-9800
         Attn.:  Chief Financial Officer



         With a copy to:
         Dan Shamgar, Adv.
         Meitar Liquornik Geva & Leshem Brandwein
         16 Abba Hillel Road
         Ramat Gan 52506, Israel
         Facsimile:  +972-3-610-3111



8.3. Waiver. Any waiver hereunder must be in writing, duly authorized and signed by the Party to be bound, and shall be effective only in the specific instance and for the purpose for which it was given. No failure or delay on the part of FIMGold or the Purchaser in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4. Entire Agreement. This Agreement, the exhibits and the schedules hereto and the non disclosure agreement dated August 1, 2006 between the Purchaser and Formula, constitutes the entire agreement among the Parties and supersede any other agreement that may have been made or entered into by either of Sellers on the one hand, and the Purchaser on the other, relating to the Transaction, including without limitation the letter of intent dated August 22, 2006 sent by Purchaser to FIMGold and FIMGold's response to such letter of intent dated August 24, 2006.

8.5. Amendments. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by both Parties.

8.6. Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Sellers and the Purchaser, any rights or remedies under this Agreement.

8.7. Captions Preamble and Exhibits. The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Preamble, Schedules and Exhibits are an integral and inseparable part of this Agreement.

8.8. Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel without regard to the conflict of laws provisions thereof. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

8.10. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.11. Manner of Payment. All payments that are paid pursuant to this Agreement shall be paid in U.S. Dollars. All payments shall be made by initiating such payment on a banking day, before 11.00 a.m., Israel time, by bank wire transfer in immediately available funds, marked for attention as indicated.

8.12. Successors and Assigns. Neither Party shall assign or transfer any of its rights or obligations hereunder without the written consent of the other Party. Any conveyance, assignment or transfer requiring prior written consent which is made without such consent will be void ab initio. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns under law ("Ha'avara Al Pi Din"), heirs, executors, and administrators of the Parties.


         IN WITNESS WHEREOF, FIMGold and the Purchaser have each caused this Agreement to be duly executed as of the date first above written.


FIMGold, Limited Partnership
By: FIMGold Ltd., the General Partner


By: _______________                         By: _______________
Name:  Ishay Davidi                         Name:  Dan Goldstein
Title:                                      Title:


FIMGold Ltd.



By: _______________                         By: _______________
Name:  Ishay Davidi                         Name: Dan Goldstein
Title:                                      Title:



Emblaze Ltd.
By:  _________________
Name:  _________________
Title:  _________________